UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2009

INTERNATIONAL GAME TECHNOLOGY

(Exact name of Registrant as specified in its charter)

Nevada	001-10684	88-0173041
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9295 Prototype Drive, Reno, Nevada		89521
(Address of Principal Executive Offices)		(Zip Code)

(775) 448-7777

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last
Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Purchase Agreement

On May 5, 2009, International Game Technology (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) with the initial purchasers named therein (the “Initial Purchasers”), for whom Goldman, Sachs & Co. acted as representative, to issue and sell $725 million aggregate principal amount of its 3.25% Convertible Notes due 2014 (the “Notes”) to the Initial Purchasers for resale to certain qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Company also granted the Initial Purchasers an option to purchase up to an additional $125 million aggregate principal amount of Notes solely to cover over-allotments, which option was exercised in full on May 6, 2009.

On May 11, 2009, the Company issued $850 million aggregate principal amount of the Notes.  The Company estimates that the net proceeds from the offering of the Notes will be approximately $822.5 million, after payment of the Initial Purchasers’ commissions and estimated offering expenses.  In connection with the offering of the Notes, the Company used a portion of the net proceeds of the offering to pay the cost of the convertible note hedge transactions with respect to its common stock, par value $0.00015625 per share (the “Common Stock”), as described below.  In addition, the Company entered into issuer warrant transactions with respect to its Common Stock, as described below.  The Company intends to use the proceeds from the offering and the warrant transactions to pay down outstanding revolving indebtedness under its senior credit facility.  Pending application of such proceeds, the Company will invest such amounts in cash, cash equivalents, investment grade securities or other short-term marketable securities.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Indenture and the Notes

The Notes are governed by an indenture, dated as of May 11, 2009 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee.  The Notes bear interest at a rate of 3.25% per annum, payable semiannually in cash in arrears on May 1 and November 1 of each year, beginning November 1, 2009.  The Notes mature on May 1, 2014, unless earlier repurchased by the Company or converted, as described below.  The Notes are general unsecured and unsubordinated obligations of the Company and rank equal in right of payment with all of the Company’s existing and future unsecured and unsubordinated obligations.

Under the circumstances described below, each $1,000 principal amount of the Notes will be convertible, into shares of Common Stock, at an initial conversion rate of 50.0808 shares of Common Stock per $1,000 in principal amount of the Notes (which is equivalent to an initial conversion price of approximately $19.97 per share), subject to certain adjustments as set forth in the Indenture.  Holders who convert their Notes in connection with a Make Whole Adjustment Event as defined in the Indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate.  Upon conversion, for each $1,000 principal amount of the Notes, a holder will receive cash, up to the aggregate principal amount of the Notes subject to conversion and shares, if any, of the Company’s Common Stock for any conversion value in excess of the principal amount.

The Notes are convertible under any of the following circumstances: (1) during any fiscal quarter ending after September 30, 2009 (and only during such fiscal quarter), if the closing price of the Company’s Common Stock for at least 20 trading days in the last 30 trading day period of the immediately preceding fiscal quarter exceeds 130% of the conversion price on the last trading day of the preceding fiscal quarter; (2) if specified corporate transactions occur as described further in the Indenture; or (3) at any time on or after February 1, 2014 until the close of business on the second scheduled trading day immediately preceding the scheduled maturity date.

Upon a Fundamental Change, as defined in the Indenture, such as certain mergers and acquisitions of our Common Stock or a liquidation, holders may require the Company to repurchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest, if any, thereon to (but excluding) the Fundamental Change repurchase date.  The Notes are not redeemable at the Company’s option prior to maturity, except in certain circumstances relating to applicable gaming authority regulations.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be immediately due and payable.  In the case of an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a significant subsidiary, the principal amount of the Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and Form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Convertible Note Hedge Transactions

In connection with the private offering of the Notes, the Company entered into convertible note hedge transactions with respect to its Common Stock (the “Purchased Options”), dated May 5, 2009, with certain of the Initial Purchasers or their affiliates (the “Counterparties”).  The Company paid an aggregate amount of approximately $177.3 million to the Counterparties for the Purchased Options.  The Purchased Options cover, subject to anti-dilution adjustments substantially similar to the Notes, approximately 42.6 million shares of Common Stock at a strike price that corresponds to the initial conversion price of the Notes, also subject to certain customary adjustments, and are exercisable at each conversion date of the Notes.  The Purchased Options will expire upon the earlier of (1) the last day the Notes remain outstanding or (2) the second scheduled trading day immediately preceding the maturity date of the Notes.

The Purchased Options are intended to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of the Common Stock, as measured under the Notes, at the time of exercise is greater than the conversion price of the Notes.

The Purchased Options are separate transactions, entered into by the Company and the Counterparties, and are not part of the terms of the Notes.  Holders of the Notes will not have any rights with respect to the Purchased Options.

Warrant Transactions

The Company also entered into issuer warrant transactions with the Counterparties, also dated May 5, 2009, whereby the Company sold to such Counterparties warrants (the “Warrants”) to acquire, subject to customary anti-dilution adjustments, up to approximately 42.6 million shares of Common Stock at a strike price of $30.14 per share of Common Stock, also subject to customary adjustments, for an aggregate amount of approximately $66.8 million.

If on the expiration dates of the Warrants, the volume weighted average price per share of the Common Stock, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share.

The Warrants are separate transactions, entered into by the Company and the Counterparties, and are not part of the terms of the Notes or the Purchased Options.  Holders of the Notes will not have any rights with respect to the Warrants.

The Purchase Agreement, Indenture, and Form of Note (collectively, the “Transaction Documents”) have been included to provide investors and security holders with information regarding the terms of the transactions. The Transaction Documents are not intended to provide any other factual information about the Company.  The Transaction Documents contain representations and warranties the parties thereto made to, and solely for the benefit of, each other.  Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Transaction Documents and information concerning the subject matter of the representations and warranties may change after the date of the Transaction Documents, which subsequent information may or may not be fully reflected in the Company’s public disclosures.  In addition, please note that certain representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts and may be subject to a contractual standard of materiality different from that generally applicable to investors and security holders.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

On May 11, 2009, the Company issued $850 million aggregate principal amount of the Notes.  The Initial Purchasers of the Notes received an aggregate discount of $25.5 million.  The offer and sale of the Notes to the Initial Purchasers was not registered under the Securities Act in reliance upon the exemption from registration under Section 4(2) of the Securities Act as such transaction did not involve a public offering of securities.  The Initial Purchasers then offered for resale the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers.  Based on the initial conversion rate of the Notes of 50.0808 shares of Common Stock per $1,000 principal amount of the Notes, the maximum number of shares of Common Stock issuable upon conversion of the Notes is approximately 42.6 million, subject to customary anti-dilution adjustments. The Notes contain a net settlement feature.  Accordingly, upon conversion, for each $1,000 principal amount of the Notes, a holder will receive cash (and not shares of Common Stock), up to the aggregate principal amount of the Notes subject to conversion and shares, if any, of the Company’s Common Stock for any conversion value in excess of the principal amount).

In connection with the offering of the Notes, the Company offered and sold the Warrants to the Counterparties in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.  The Company relied on this exemption from registration based in part on representations made by the Counterparties to the Company.  The Warrants are exercisable for up to approximately 42.6 million shares of Common Stock.  The Company received an aggregate payment of approximately $66.8 million for the sale of the Warrants.  As a result of the issuer warrant transactions and the convertible note hedge transactions, the Company’s additional paid-in capital will be reduced by approximately $45.2 million, net of deferred tax assets of $65.5 million reflecting the proceeds received from the issuer warrant transactions and the cost of the convertible note hedge transactions.

Additional information is provided in Item 1.01 above and is incorporated herein by reference.

This announcement is not an offer to sell or a solicitation of an offer to buy either the Notes, the Warrants or the Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Neither the Notes, the Warrants nor the shares of Common Stock issuable upon conversion of the Notes or upon exercise of the Warrants have been registered under the Securities Act or any state securities laws, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration under the Securities Act or any applicable state securities laws.

Item 8.01. Other Events.

On May 7, 2009, the Company issued a press release announcing that the Initial Purchasers had elected to exercise their over-allotment option to purchase an additional $125 million principal amount of the Notes.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture related to the 3.25% Convertible Notes Due 2014, dated as of May 11, 2009, between International Game Technology and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 3.25% Convertible Note Due 2014 (included in Exhibit 4.1).

10.1	Purchase agreement dated as of May 5, 2009, between International Game Technology and Goldman, Sachs & Co, as representative for the initial purchasers named therein.

99.1	Press Release dated May 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY

Date: May 11, 2009	By:	/s/ Patrick W. Cavanaugh
Patrick W. Cavanaugh
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit	Description of Exhibit

4.1	Indenture related to the 3.25% Convertible Notes Due 2014, dated as of May 11, 2009, between International Game Technology and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of 3.25% Convertible Note Due 2014 (included in Exhibit 4.1).

10.1	Purchase agreement dated as of May 5, 2009, between International Game Technology and Goldman, Sachs & Co, as representative for the initial purchasers named therein.

99.1	Press Release dated May 7, 2009.